                                                                  Exhibit 99(ii)


BROADWING                                          Press Release
------------------------------------------------------------------------------


Investor contact:                           Media contact:
Matt Booher                                 Libby Korosec
513.397.9904                                513.397.1589
matt.booher@broadwing.com                   libby.korosec@cinbell.com


          BROADWING SELLS DIRECTORY BUSINESS; RESETS GUIDANCE FOR 2002

     CINCINNATI--February 5, 2002--Broadwing Inc. (NYSE:BRW) today announced that it will update its 2002 projections for revenue and earnings before interest, taxes and depreciation (EBITDA) due to the pending sale of its telephone directory business.

     For 2002, revenues are expected to be $2.15 billion and EBITDA is expected to be $600 million. The proceeds from the sale will be used to decrease Broadwing's debt. The company still expects to be free cash-flow positive by year end.

     Earlier today, Broadwing announced a definitive agreement to sell a substantial majority of Cincinnati Bell Directory, its yellow page directory publishing business, for $345 million in cash to a new company, CBD Media Inc. Broadwing will account for the directory business as a discontinued operation in 2002. Adjusted to reflect discontinued operations, revenue for full year 2001 was $2.18 billion and EBITDA was $550 million.

         "This further allows Broadwing to focus on its core communications business while decreasing our reliance on bank debt and further strengthening our balance sheet," said Broadwing Chairman-elect and CEO Rick Ellenberger.


ABOUT BROADWING
Broadwing Inc. (NYSE: BRW) is an integrated communications company. Broadwing leads the industry as the world's first intelligent, all-optical, switched network provider and offers businesses nationwide a competitive advantage by providing data, voice and Internet solutions that are flexible, reliable and innovative on its 18,500-mile optical network and its award-winning IP backbone. Local service subsidiary Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence and financial strength. J.D. Power and Associates recently ranked Cincinnati Bell number one in customer satisfaction for both local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio,


                                    - more -

Kentucky and Indiana. Broadwing Inc. is headquartered in Cincinnati, Ohio. For more information, visit www.broadwing.com.




NOTE: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2000 Form 10-K for Broadwing Inc. and Broadwing Communications Inc.



                                       2